                                                                    EXHIBIT 23.3

                         Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" and to the use of our report dated November 19, 2001, with respect to the consolidated financial statements and schedule of Transworld Healthcare (UK) Ltd. included in the Proxy Statement of Transworld Healthcare, Inc. that is made a part of the Registration Statement (Form S-4) and related Prospectus of Transworld Healthcare, Inc. for the registration of 10,143,593 shares of its common stock and 7,773,660 shares of its Series A Preferred Stock.

                                                /s/ Ernst & Young LLP

London, England
April 25, 2002